UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2023

DMY TECHNOLOGY GROUP, INC. VI

(Exact name of registrant as specified in its charter)

Delaware	001-40864	86-3312690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 North Town Center Drive, Suite 100
Las Vegas, Nevada 89144
(Address of principal executive offices, including Zip Code)

(702) 781-4313

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock, par value $0.0001 per share, and one-half of one redeemable warrant	DMYS.U	The New York Stock Exchange
Class A common stock, par value $0.0001 per share	DMYS	The New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	DMYS WS	The New York Stock Exchange

Item 1.02.	Termination of Material Definitive Agreement.

As previously disclosed, dMY Technology Group, Inc. VI, a Delaware corporation (“dMY VI” or the “Company”), entered into a Share Purchase Agreement dated as of December 22, 2022, with Rain Enhancement Technologies, Inc., a Delaware corporation (the “Rainwater Tech”), Rainwater, LLC, a Delaware limited liability company, Michael Nefkens and Keri Waters (together, the “Sellers”), and Rainwater, LLC, solely in its capacity as Sellers’ Representative (the “Sellers’ Representative”), as amended on March 1, 2023 (the “Share Purchase Agreement”). The Share Purchase Agreement would have provided, subject to its terms and conditions, for the initial business combination of dMY VI (the “Business Combination”).

In connection with the matters described under Item 8.01 below, on April 5, 2023, dMY VI, Rainwater Tech and the Sellers’ Representative, on behalf of the Sellers, agreed to terminate the Share Purchase Agreement as of April 5, 2023 pursuant to Section 9.1(a) of the Share Purchase Agreement. No termination penalties were incurred by any party in connection with the termination of the Share Purchase Agreement.

Item 8.01.	Other Events.

dMY VI previously entered into a Business Combination pursuant to a Share Purchase Agreement with Rainwater Tech. dMY VI announced today that the independent and disinterested directors on its Board of Directors (“Directors”) made a reasonable determination, based on current facts and circumstances, that it would not be in the best interest of those involved to proceed with the Business Combination with Rainwater Tech. Accordingly, the Company intends to dissolve and liquidate in accordance with the provisions of its Amended and Restated Certificate of Incorporation, dated as of October 5, 2021, and the Investment Management Trust Agreement, between dMY VI and Continental Stock Transfer & Trust Company (“CST” or the “Trustee”), dated as of October 5, 2021. Accordingly, the Company will redeem all of the shares of Common Stock that were included in the units issued in its initial public offering (the “IPO”), at a per-share redemption price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to dMY VI to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any).

In order to provide for the disbursement of funds from the trust account, the Company has instructed the Trustee of the trust account to take all necessary actions to liquidate the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the shares of Common Stock. Record holders may redeem their shares for their pro rata portion of the proceeds of the trust account (less any amount of interest released to dMY VI to pay its taxes and up to $100,000 of interest to pay dissolution expenses), by delivering their shares of Common Stock to CST, as transfer agent. Investors holding through a broker need to take no action in order to receive payment. The redemption of the Public Shares is expected to be completed within ten business days after April 5, 2023.

The Company’s initial stockholders, sponsor, officers and directors have waived their rights to liquidating distributions from the trust account with respect to any founder shares they hold. However, if our initial stockholders, sponsor or management team acquired any public shares in or after this offering, they are entitled to liquidating distributions from the trust account with respect to such public shares.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company has filed a Form 25 with the United States Securities and Exchange Commission (the “SEC”) to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the SEC to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

On April 5, 2023, dMY VI issued a press release announcing that it intends to dissolve and liquidate in accordance with the provisions of its Certificate of Incorporation and Trust Agreement and will redeem all of its shares of Common Stock. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Exhibits

Exhibits.

Exhibit Number	Exhibit

99.1	Press Release, dated as of April 5, 2023.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DMY TECHNOLOGY GROUP, INC. VI

	By:	/s/ Niccolo de Masi
	Name:	Niccolo de Masi
Date: April 5, 2023	Title:	Chief Executive Officer